UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2014

Vantiv, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35462	26-4532998
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8500 Governor’s Hill Drive
Symmes Township, Ohio 45249
(Address of principal executive offices, including zip code)

(513) 900-5250
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective July 29, 2014, the board of directors of Vantiv, Inc. (the “Company”) appointed Christopher Thompson as the Company’s Chief Accounting Officer. Mr. Thompson has served as the Company’s Senior Vice President and Controller since April of 2010. Prior to joining the Company, Mr. Thompson, age 50, was a Partner at Deloitte and Touche LLP. Mark Heimbouch, Chief Financial Officer of the Company, had been serving as the Company’s principal accounting officer prior to Mr. Thompson’s appointment and Mr. Thompson will continue to report to Mr. Heimbouch.
On August 1, 2014, Christopher Pike resigned from the Company’s board of directors. Mr. Pike, a Managing Partner of Advent International Corporation, had served as a director of the Company since its initial public offering. There were no disagreements between the Company and Mr. Pike that led to his decision to resign.
Effective August 1, 2014, the Company’s board of directors elected David Karnstedt a director to fill the vacancy resulting from Mr. Pike’s resignation. Mr. Karnstedt served as the senior vice president and general manager, media and advertising solutions of Adobe Systems, Inc. in 2012 and 2013, and was president and chief executive officer of Efficient Frontier, Inc. from 2009 until 2012. Prior to serving as president and chief executive officer of Efficient Frontier, Mr. Karnstedt had served as an executive in residence for Redpoint Ventures in 2008 and 2009, as Yahoo!, Inc.’s Senior Vice President, North American Sales in 2007 and 2008, and as Overture Services, Inc.’s Senior Vice President and General Manager, Direct Business from 2001 to 2007. Mr. Karnstedt will receive the Company’s standard compensation arrangement for non-employee directors, as described in the “Director Compensation” section of the Company’s proxy statement. Accordingly, Mr. Karnstedt will receive an annual equity grant of restricted stock units of $120,000 following each annual meeting of stockholders and an annual cash retainer of $80,000. Mr. Karnstedt’s initial grant of the annual equity retainer, made upon his appointment to the board, was prorated based upon the time between the date of his appointment to the board and the date of the Company’s annual meeting held in 2014. Mr. Karnstedt’s committee assignments will be determined at a later date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTIV, INC.

Dated: August 4, 2014	By:	/s/ Nelson F. Greene
		Name:	Nelson F. Greene
		Title:	Chief Legal Officer and Secretary

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